                                                                     EXHIBIT (b)

                                                                  EXECUTION COPY

                             ILPI AND BAC AGREEMENT

         THIS ILPI AND BAC AGREEMENT, dated as of September 20, 2000 (this "Agreement"), by and among Apartment Investment and Management Company, a Maryland corporation, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), and AIMCO/NHP Properties, Inc., a Delaware corporation (collectively, "Buyers"), and Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton (collectively, "Sellers"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Acquisition Agreement (as defined below).

         WHEREAS, Buyers and Sellers have entered into an Acquisition Agreement, dated as of June ____, 2000 (the "Acquisition Agreement"), which provides for Buyers and Sellers to enter into this Agreement on or prior to the Closing.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Investor Limited Partner Interests.


                  (a) At the first Closing pursuant to the Acquisition Agreement, each of the Sellers shall sell, and Buyers or their designee shall acquire, each general and/or limited partnership interest in an Employee Partnership, investor limited partnership interest in a Property-Owning Entity or Investment Tier Partnership owned by such Seller, if any, as of the date hereof, all as more particularly set forth on ANNEX A attached hereto (collectively, the "ILPIs") or, at the option of Sellers with the consent of AIMCO OP, which consent shall not be withheld as long as, in the determination of counsel to AIMCO OP, the ILPI to be contributed does not adversely affect AIMCO's status as a REIT if held by the OP, Sellers may contribute such ILPIs to AIMCO OP, on the terms and conditions described herein and in the Acquisition Agreement. The purchase price for each ILPI that is sold is set forth on ANNEX A attached hereto; provided, however, that the purchase price for each ILPI shall be (i) automatically reduced by any distributions paid on or after January 1, 2000 with respect to calendar year 2000 for such interests from a source other than operations, including but not limited to, net proceeds from sales or refinancings of the assets owned by such partnerships, and (ii) increased in accordance with the provisions of Section 3 below. If the ILPI is contributed to AIMCO OP, Buyers will issue to the contributing Seller(s) such number of OP Units in an aggregate amount equal to (i) the purchase price set forth on ANNEX A attached hereto, divided by (ii) the Actual AIMCO Market Price using a Determination Date as of the day immediately preceding the Closing Date.

                  (b) At Closing:



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                           (i) The purchase price for the ILPIs shall be paid by
wire transfer of good and immediately available U.S. funds for those ILPIs that are sold, and by delivery of the number of OP Units required under subsection
(a) above for those ILPIs that are contributed.

                           (ii) Sellers shall deliver to Buyers a fully
completed and executed Assignment of Partnership Interests substantially in the form of EXHIBIT D to the Acquisition Agreement.

         2. OTEF BACs. Each Seller hereby grants to Buyers or their designee an irrevocable option ("BAC Option") to acquire all BACs owned by such Seller on the date hereof on the terms and conditions set forth herein:

                  (a) The BAC Option may be exercised by any of the Buyers, at any time during the period from the date hereof until the earliest to occur of the following with respect to any Seller (the "Option Period"): (i) the third anniversary of the date hereof, (ii) the date of the first closing of an Acquisition Transaction (as defined below) proposed by Buyers or their Affiliates or OTEF, (iii) two weeks after a Notice of Sale is given pursuant to
Section 2(c) below, and (iv) seven business days after an Acquisition Notice is given pursuant to Section 2(c)(ii) below, but in no event prior to the closing of such Acquisition Transaction.

                           (i) In the event Buyers wish to exercise the Option,
Buyers shall give each Seller written notice ("Exercise Notice") prior to the expiration of the Option Period of such Buyer's intent to purchase all, but not less than all, of such Seller's BACs. The Exercise Notice shall identify the date, time, place and price at which the purchase price of such BACs shall occur. A closing (an "Option Closing") of the purchase and sale of the Seller's BACs shall take place on the date specified in the Exercise Notice, but in no event less than ten (10) days nor more than twenty (20) days following the date of the Exercise Notice.

                           (ii) If, on or after the Closing Date, Buyers or
their Affiliates or OTEF propose any transaction involving a sale, contribution, exchange, purchase, repurchase or redemption, tender offer, merger, reorganization, spin-off, consolidation, business combination or similar type of transaction, relating to the BACs or all or substantially all of the assets of OTEF, or a liquidation of OTEF or all or substantially all of its assets (such transactions are collectively referred to herein as an "Acquisition Transaction"), Buyers shall be deemed to have given an Exercise Notice to each of the Sellers with respect to all of the BACs then owned by each such Seller, and, notwithstanding the provisions of subsection (a)(i) above, the date of the Exercise Notice shall be the date the Acquisition Transaction is publicly disclosed, whether through a press release or filing with the SEC, and the date of the Option Closing shall be the date of the first closing with respect to the Acquisition Transaction. In the event the Acquisition Transaction does not close for any reason, the Exercise Notice shall be deemed to have been revoked and the BAC Option shall continue in effect.

                  (b) At the Option Closing:


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                           (i) The purchase price shall be (x) in the case of an
Acquisition Transaction, the price, fair market value of consideration or proceeds in liquidation offered by Buyers or their Affiliates or payable by OTEF generally to other BAC holders pursuant to, or in connection with, any Acquisition Transaction, or (y) in any other case, ninety (90%) percent of the fully diluted book value of the BACs reported by OTEF for the calendar quarter immediately preceding the date the Exercise Notice is given or deemed to have been given; provided however that the purchase price paid at the Option Closing per BAC shall be (aa) not be less than the average price paid by the applicable Seller for his BACs, reduced to reflect any distributions paid by OTEF with respect to sales or refinancings of its assets since the date of the last periodic report filed by OTEF with the SEC, and (bb) increased in accordance with the provisions of Section 3 below.

                           (ii) The purchase price for the BACs shall be paid by
wire transfer of good and immediately available U.S. funds.

                           (iii) Sellers shall execute and deliver to OTEF's
transfer agent such instruments as may be necessary to cause OTEF's transfer agent to record on its books and records the transfer of the applicable BACs from Sellers to Buyers.

                  (c) Upon delivery by any Seller to Buyers of two weeks' prior written notice of intent to sell ("Notice of Sale"), such Seller shall have the right to sell his all or any portion of his BACs to any Person on the terms set forth in this subsection (c).

                           (i) Buyers shall have the right to purchase the
number of BACs covered by the Notice of Sale during the two week period following delivery of a Notice of Sale for a cash price equal to price calculated pursuant to subsection (b)(i) above. In the event Buyers do not elect to purchase the BACs during the two week period, the BAC Option shall terminate with respect to the BACs covered by the Notice of Sale, and any Seller who has provided a Notice of Sale shall have the right to sell his BACs at any time thereafter to any Person, free and clear of all restrictions imposed by this Agreement.

                           (ii) Notwithstanding anything to the contrary herein,
in the event any Person other than Buyers or their Affiliates (a "Third Party Offeror") proposes an Acquisition Transaction, Sellers shall provide written notice to Buyers as soon as practicable following receipt of notice of such Acquisition Transaction ("Acquisition Notice"). Buyers shall have the right, upon delivery of an Exercise Notice to Sellers within seven (7) business days following delivery by Sellers of the Acquisition Notice, to purchase all of Sellers' BACs for a cash price price equal to that calculated as set forth in subsection (b)(i). In the event Buyers do not send an Exercise Notice to Sellers prior to the expiration of the seven (7) business days, the BAC Option shall terminate, and Sellers shall have the right to transfer their BACs to the Third Party Offeror at any time thereafter, free and clear of all restrictions imposed by this Agreement.


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                           (iii) In the event Buyers elect not to send an
Exercise Notice in accordance with the provisions of subsections (c) (i) or (ii) above, Buyers shall, at the request of Sellers, send a letter to OTEF's transfer agent stating that they have waived all of their rights referenced in any legend placed on the Certificates and that the Certificate should be reissued without any legend. Buyers hereby irrevocably constitute and appoint each Seller as their true and lawful attorney-in-fact, in their name, place and stead, with all power to execute, sign, acknowledge, file and deliver the aforesaid letter to the transfer agent. Such power of attorney is coupled with an interest.

            (d) In the event of the death of any Seller during the Option Period, any BACs held by such Seller immediately prior to his death shall continue to be subject to the BAC Option set forth in Section 2 of this Agreement.

         3. Increase to Purchase Price. In the event Buyers or their Affiliates or OTEF close any Acquisition Transaction during the Option Period, Sellers shall deliver their BACs to Buyers, and Buyers shall immediately pay to Sellers the price, fair market value of consideration or proceeds in liquidation offered or payable by Buyers or their Affiliates or OTEF in connection with such transactions(s); provided however that in the event Buyers or their Affiliates have purchased any BACs subject to the terms of this Agreement prior to the closing of any of the foregoing transactions (but during the Option Period), Buyers shall immediately pay to the applicable Sellers the positive difference between the amount or fair market of consideration payable in connection with any of the foregoing transactions and the purchase price previously paid by Buyers to such Sellers. The amounts payable pursuant to this Section 3 shall be paid in good and immediately available U.S. funds.

         4. OTEF Notice. Each Seller shall notify in writing OTEF, with a copy to each Buyer, of the BAC Option provided herein, as the case may be, and if the BACs are certificated, shall request the following legend, with appropriate modifications be placed on the certificate for such BACs:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RIGHTS IN FAVOR OF APARTMENT INVESTMENT MANAGEMENT COMPANY, AIMCO PROPERTIES, L.P. AND AIMCO/NHP PROPERTIES, INC., A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THE SECURITIES."

         5. Standstill. During the Option Period, without the consent of Buyers:

            (a) no Seller or Seller Affiliate shall commence any tender offer for OTEF BACs (whether or not filed with the SEC), or purchase any BACs from any Person, including open market purchases, if such purchase would require the filing of a Schedule 13D with the SEC;

            (b) no Seller or Seller Affiliate will in any manner acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities or interests, whether debt or equity, or properties, assets or obligations of Oxford Entities (other than BACs of OTEF to the extent


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permitted by subsection (a) above) or commence any tender offer (whether or not filed with the SEC) for securities or interests in any Oxford Entity other than OTEF;

                  (c) no Seller or Seller Affiliate shall initiate any proposal for, or enter into, directly or indirectly, any acquisition, financing, refinancing, merger, combination or other business transaction involving the Oxford Entities including, but not limited to, any Property Owning Entity or OTEF;

                  (d) no Seller or Seller Affiliate shall make, or in any way participate in, directly or indirectly, any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of any securities of any Oxford Entity (other than to vote as an owner of such securities); and

                  (e) no Seller or Sellers' Affiliate shall otherwise act, alone or in concert with others, to seek control or influence the management or policies of any Oxford Entity, but not limited to any Property Owning Entity or OTEF; and /or advise, assist or encourage any other Person in connection with the foregoing.

         6. Representations and Warranties of Sellers. Each Seller is deemed to make all the representations and warranties set forth in Articles V and VI of the Acquisition Agreement with respect to his ILPIs and BACs and the investment representations and warranties set forth in Section 6.2 of the Acquisition Agreement with respect to OP Units that may be acquired hereunder, and such ILPIs and BACs shall be deemed to be Acquired Assets thereunder with the liability of the Sellers subject to the Non-Article VI Liability Cap, the
Article VI Liability Cap (as applicable) and otherwise subject to the limitations on liability set forth in Article XI of the Acquisition Agreement.

         7. Miscellaneous.

                  (a) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

                  (b) Entire Agreement. This Agreement, the Acquisition Agreement and Related Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the Acquisition Agreement and Related Documents.

                  (c) Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other

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provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  (d) Notices. Unless otherwise provided for herein, all notices, claims, certificates, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) three (3) days after the date of mailing, if sent by registered or certified mail, postage prepaid, with return receipt requested; (ii) when delivered, if delivered personally; (iii) when transmitted, if sent by facsimile if a confirmation of transmission is produced by the sending machine (and a copy of such facsimile is promptly sent by another means specified herein); (iv) on the first business day following the date of sending, if sent by overnight U.S. Postal Service mail or nationally recognized overnight courier service; in each case to the address set forth below:

if to any of Buyers, to:

                              Apartment Investment and Management Company
                              2000 South Colorado Boulevard
                              Tower Two; Suite 2 - 1000
                              Denver, Colorado  80222
                              Attention: Mr. Terry Considine
                              Telephone:  (303) 757-8600
                              Fax:  (303) 692-0786

                              Apartment Investment and Management Company
                              18350 Mt. Langley Ave.
                              Suite 220
                              Fountain Valley, CA 92708
                              Attention:  Mr. Peter K. Kompaniez
                              Telephone: (714) 593-1733
                              Fax:  (714) 593-1703

        with a copy to:
                              Skadden, Arps, Slate, Meagher & Flom LLP
                              Four Times Square
                              New York, New York  10036
                              Attention:  Audrey L. Sokoloff, Esq.
                              Telephone:  (212) 735-3000
                              Fax:  (212) 735-2000




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        if to any of Sellers,
        to:
                              Oxford Realty Financial Group, Inc.
                              7200 Wisconsin Avenue, 11th Floor
                              Bethesda, Maryland 20814-4815
                              Attention: Mr. Leo Zickler, Mr. Francis Lavin, Mr. Robert B. Downing, Mr. Mark E. Schifrin, Mr. Marc
                              B. Abrams, and Mr. Richard R. Singleton
                              Telephone: (301) 654-3100
                              Fax:  (301) 951-3495


        with a copy to:
                              Hale and Dorr LLP
                              1455 Pennsylvania Avenue, N.W.
                              Washington, District of Columbia 20004
                              Attention: Steven Snider, Esq.
                              Telephone: (202) 942-8400
                              Fax: (202) 942-8484

or to such other address or such other person as the addressee party shall have last designated by notice to the other party.

                  (e) Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

                  (f) Assignment. No party hereto shall have the right, power, or authority to assign or pledge this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto, which consent may be granted or withheld in such parties' sole discretion; provided that Buyers shall have the right, upon five (5) days' prior written notice to Sellers, to assign Buyers' rights under this Agreement to any controlled Affiliate of Buyers; provided that any such assignment shall not relieve Buyers of their obligations hereunder.

                  (g) Successors and Assigns; Third Parties. Subject to subsection (f) above, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns, heirs and legal representatives. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  (h) Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.


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                  (i) Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

                  (j) Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

                  (k) Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

                  (l) Attorneys' Fees. In the event Buyers or Sellers file or otherwise commence any action, suit, proceeding or arbitration against the other for any claim or matter arising from or relating to this Agreement, or the Acquisition Agreement, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorney's fees and costs of such action, suit, proceeding or arbitration incurred on account thereof.

                  (m) Jurisdiction and Venue. The parties hereto hereby irrevocably consent to the non-exclusive jurisdiction of any state or federal court located within the State of Maryland, waive personal service or any and all process upon the parties, freely and knowingly waive any objection to venue of any action instituted hereunder in such courts, and consent that all such service of process shall be made in accordance with the requirements of Section 7(d).

                  (n) JURY TRIAL WAIVER. EACH BUYER AND SELLER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER EACH BUYER AND SELLER, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION OF THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH BUYER AND SELLER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. EACH BUYER AND SELLER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND



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ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE OTHER
EXECUTING THIS AGREEMENT. THIS WAIVER SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.

                                            BUYERS:

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY,
                                            a Maryland corporation

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                            AIMCO PROPERTIES, L.P.
                                            a Delaware limited partnership

                                            By: AIMCO-GP, INC.
                                            (General Partner)

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                            AIMCO/NHP PROPERTIES, INC.
                                            a Delaware corporation

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



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                                    SELLERS:


                                        --------------------------------
                                        LEO E. ZICKLER


                                        --------------------------------
                                        FRANCIS P. LAVIN


                                        --------------------------------
                                        ROBERT B. DOWNING


                                        --------------------------------
                                        MARK E. SCHIFRIN


                                        --------------------------------
                                        MARC B. ABRAMS


                                        --------------------------------
                                        RICHARD R. SINGLETON


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